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                                                                    EXHIBIT 23.4


                         CONSENT OF THOMSON PETERSON'S
                      A DIVISION OF THOMSON LEARNING, INC.


     The undersigned hereby consents to all references to it under the caption "Industry Trends and Outlook" and "Experts" in the Registration Statement on Form S-11, as listed below, of Education Realty Trust, Inc. (the "Company") and the prospectus included therein. The undersigned also grants permission to include a copy of this consent as a part of any Registration Statement.

     Notwithstanding any of the above, all terms and conditions contained in the license agreement executed related to the data used in the S-11, included but not limited to limitation of liability and appropriateness of use and accuracy of information contained in the database, are in full force, and nothing above can be considered in any way waiving any of the terms in that agreement. Further, Thomson Peterson's does not warrant any conclusions drawn from the data provided.

THOMSON PETERSON'S, a Division of Thomson Learning, Inc.


By: /s/ William A. Burnham
   ----------------------------

William A. Burnham
Vice President, Sales

Date: 9/8/04